Exhibit 99.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to that certain Employment Agreement (the “Original Employment Agreement”), dated as of December 29, 2023, by and between Howard Hughes Holding Inc., a Delaware corporation (“the Company”) and Joseph Valane (the “Executive”) is entered into effective as of April 1, 2025 (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Employment Agreement (the “Employment Agreement”).

RECITALS

WHEREAS, pursuant to Section 12(a) of the Employment Agreement, the Employment Agreement may be amended by a writing signed by Executive and the Company;

WHEREAS, Section 3(c) of the Employment Agreement sets forth the definition of “Good Reason” for purposes of the Employment Agreement;

WHEREAS, Section 5 of the Employment Agreement contains certain terms as defined for purposes of the Employment Agreement;

WHEREAS, pursuant to the charter of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), the Board has delegated to the Compensation Committee the authority to approve the Executive’s annual compensation;

WHEREAS, on March 31, 2025, the Compensation Committee determined that it is in the best interests of the Company and its stockholders to (1) revise the definition of “Good Reason” for purposes of the Employment Agreement, (2) add the term “Transaction” to the Employment Agreement, (3) provide for the compensation and benefits to be provided to the Executive in the event of a termination by the Executive of his employment under certain circumstances following a Transaction, and (4) make certain related adjustments to the Employment Agreement, in each case as further described in this Amendment (collectively, the “Transaction-Related Amendments”); and

WHEREAS, the parties desire to enter into this Amendment to memorialize the Transaction-Related Amendments.

NOW, THEREFORE, in consideration of the mutual recitals, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto acknowledge and agree that the Employment Agreement is further amended as set forth below, effective as of the Amendment Effective Date:

1. First Change to Definition of “Good Reason”. Section 3(c)(iv) and Section 3(c)(v) of the Employment Agreement are amended and restated and replaced in their entirety as follows:

(iv)  any other action or inaction that constitutes a material breach by the Company of this Agreement;

(v)  within twenty-four (24) months after the occurrence of a Change in Control or Transaction, the Executive ceases serving as an executive officer of the Company (or the Executive experiences a material diminution in the Executive’s authority, duties or responsibilities as an executive officer of the Company, including, without limitation, circumstances in which (1) the Executive is no longer serving as an executive officer of a company or other entity whose securities are listed or traded on a national securities exchange, or (2) the Executive continues to serve as an executive officer of the Company, but the Company is or becomes a direct or indirect subsidiary of a parent company or other entity (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended)), in each case other than due to the Executive’s death or Permanent Disability or due to the Executive’s resignation or voluntary termination of the Executive’s employment without Good Reason (as described in Section 3(c)(i)-(iv) or Section 3(c)(vi)); or

(vi)  any requirement that the Executive relocate or maintain his Principal Location more than fifty (50) miles from Houston, Texas;

2. Second Change to Definition of “Good Reason”. The third sentence of Section 3(c) of the Employment Agreement is amended and restated and replaced in its entirety as follows: “With respect to any events described under Section 3(c)(i), (ii), (iv) or (vi) above, the Company shall be given thirty (30) days from its receipt of written notice to cure such events.”

3. Addition of Section 5(c) to the Employment Agreement. A new Section 5(c) of the Employment Agreement is hereby inserted as follows:

(c) For purposes of this Agreement, “Transaction” means (i) any transaction or event (or series of transactions and/or events) that results in any Person having Beneficial Ownership, directly or indirectly, of capital stock representing forty percent (40%) or more of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company following such transaction or event, or that otherwise significantly affects the ownership or control of the securities (or all or substantially all of the assets) of the Company and such Transaction does not constitute a Change in Control under this Agreement or (ii) any other transaction or event that the Board determines constitutes a Transaction within the meaning of this definition. For purposes of this Agreement, “Beneficial Ownership” shall mean “Beneficial Ownership” as defined in the Incentive Plan.

4. Global Amendment to the Employment Agreement. Each instance of the words “Change in Control” in the Employment Agreement (other than Sections 5 and 9) is hereby replaced with the words “Change in Control or Transaction”.

5. Change to Section 3(c) of the Employment Agreement. In the flush language of Section 3(c) of the Employment Agreement, the words “each as” are hereby inserted immediately before the words “as defined below”.

6. Change to Section 4(d) of the Employment Agreement. In Section 4(d) of the Employment Agreement, the words “twelve (12) months” are hereby replaced with the words “twenty-four (24) months”.

7. Notice. In Section 12(b) of the Employment Agreement, the following is hereby inserted under the heading “If to the Executive:” following the words “as shown on the records of the Company”:

With a copy (which shall not constitute notice) to:

Jeremy L. Goldstein, Esq.

Sterlington PLLC

Jeremy.Goldstein@sterlingtonlaw.com;

notices@sterlingtonlaw.com

8. Effect of Amendment. Except as set forth in this Amendment, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Employment Agreement, as amended or otherwise modified by this Amendment, and the Employment Agreement as so amended hereby remains in full force and effect in accordance with its terms.

9. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment effective as of the Amendment Effective Date.

HOWARD HUGHES HOLDINGS INC.

By:	/s/ David O’Reilly
Name:	David O’Reilly
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Joseph Valane
Name:	Joseph Valane